Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

The following table sets forth ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred dividends for the periods indicated below.

	Nine Months Ended September 30, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007		Year Ended December 31, 2006
Income (Loss) From Continuing Operations Before Income Taxes	$13,749,156		$13,515,623		$33,885,889		$18,675,849		$23,489,744		$16,610,768
Fixed Charges	47,209,204		40,818,852		37,689,855		42,466,084		30,887,560		10,835,483
Amortization of Capitalized Interest	153,317		204,422		204,422		204,422		187,138		73,279
Capitalized Interest	(500,452)		(63,248)		—		—		(1,335,413)		(6,220,427)

Earnings	$60,611,225		$54,475,649		$71,780,166		$61,346,355		$53,229,029		$21,299,103

Interest Expense/Debt Refinancing Costs	$46,675,726		$40,708,696		$37,655,907		$42,423,984		$29,527,442		$4,579,955
Portion of Rent Related to Interest	33,026		46,908		33,948		42,100		24,705		35,101
Capitalized Interest	500,452		63,248		—		—		1,335,413		6,220,427

Fixed Charges	$47,209,204		$40,818,852		$37,689,855		$42,466,084		$30,887,560		$10,835,483

Preferred Stock Dividends	—		—		—		—		—		—

Combined Fixed Charges and Preferred Stock Dividends	$47,209,204		$40,818,852		$37,689,855		$42,466,084		$30,887,560		$10,835,483

Ratio of Earnings to Fixed Charges	1.28	x	1.33	x	1.90	x	1.44	x	1.72	x	1.97	x

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	1.28	x	1.33	x	1.90	x	1.44	x	1.72	x	1.97	x

Deficiency

Our ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Our ratio of earnings to combined fixed charges and preferred dividends is computed by dividing earnings by combined fixed charges and preferred dividends. For these purposes, “earnings” is the amount resulting from adding together income (loss) from continuing operations, fixed charges, and amortization of capitalized interest and subtracting interest capitalized. “Fixed charges” is the amount resulting from adding together interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; and the interest portion of rent. “Combined fixed charges and preferred dividends” is the amount resulting from adding together fixed changes and preferred dividends paid and accrued for each respective period.